UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2012

Yahoo! Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28018	77-0398689
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

701 First Avenue
Sunnyvale, California		94089
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 349-3300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2012, the Board of Directors (the “Board”) of Yahoo! Inc. (“Yahoo!”) increased the size of the Board from ten to eleven directors and appointed Alfred J. Amoroso and Maynard G. Webb, Jr. to serve as directors of Yahoo!, effective immediately. There are no arrangements between Mr. Amoroso or Mr. Webb and any other persons pursuant to which either was selected as a director, and neither Mr. Amoroso nor Mr. Webb has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Amoroso and Mr. Webb will each participate in the current director compensation arrangements applicable to non-employee directors. Under the terms of those arrangements, each non-employee director will receive a retainer of $80,000 per year for service on the Board and will participate in Yahoo!’s other compensation programs for its non-employee directors. Under Yahoo!’s 1996 Directors’ Stock Plan, Mr. Amoroso and Mr. Webb each automatically received a grant of 5,216 restricted stock units (“RSUs”) (determined by dividing $220,000 by the market value of Yahoo!’s common stock on the date of their appointment to the Board, and pro rated based on the portion of the year that has passed since June 23, 2011, the date of Yahoo!’s 2011 Annual Meeting of Shareholders (the “2011 Annual Meeting”)). Each RSU award is scheduled to be fully vested, subject to the director’s continued service, on the anniversary of the 2011 Annual Meeting or, if earlier, the day before Yahoo!’s 2012 Annual Meeting of Shareholders (the “2012 Annual Meeting”). Each vested RSU will be paid in a share of Yahoo! common stock. Yahoo! has entered into its standard form of indemnification agreement with each of Mr. Amoroso and Mr. Webb.

Also on February 7, 2012, Yahoo! announced that Roy J. Bostock, Vyomesh Joshi, Arthur H. Kern, and Gary L. Wilson have each volunteered not to stand for re-election to the Board at the 2012 Annual Meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YAHOO! INC. (Registrant)

By:	/s/ Michael J. Callahan
	Name:	Michael J. Callahan
	Title:	Executive Vice President, General Counsel and Secretary

Date: February 8, 2012